EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

First Commonwealth Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, $1.00 par value per share	Other	9,845,206 (1)	N/A	$130,065,106 (2)	0.00011020	$14,333.17 (3)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts							$14,333.17

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$14,333.17

(1)

The number of shares of common stock, par value $1.00 per share (“FCF common stock”), of First Commonwealth Financial Corporation (“FCF”) being registered is based upon an estimate of (i) the maximum number of shares of common stock, par value $1.00 per share (“CFC common stock”), of Centric Financial Corporation (“CFC”) outstanding as of August 30, 2022, or issuable or expected to be cancelled or exchanged in connection with the merger of CFC with and into FCF, collectively equal to 9,032,299, multiplied by (ii) the exchange ratio of 1.09 shares of FCF common stock for each share of CFC common stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (f)(3) thereunder, on the basis of the market value of the CFC common stock to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of: (i) $14.40 (the average of the high and low prices of CFC common stock as reported on the OTC Pink as of October 17, 2022, a date within five business days of the filing of this registration statement,), and (ii) 9,032,299 (the estimated maximum number of shares of CFC common stock to be exchanged for shares of FCF common stock in the merger).

(3)

The registration fee of $14,333.17 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $130,065,106 (the proposed maximum aggregate offering price) multiplied by 0.00011020.